UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 28, 2007, upon the recommendation of its governance and nominating committee, the Board of Directors (the “Board”) of Targacept, Inc. (the “Company”) increased the number of directors comprising the Board from nine to 10 and elected Julia R. Brown to serve as a director in Class II. Ms. Brown was elected for a term of office to expire, like the other Class II directors, at the 2008 Annual Meeting of Stockholders, with Ms. Brown to hold office until her successor is duly elected and qualified or until her death, retirement, resignation or removal. Ms. Brown also was appointed to the Board’s compensation committee.

As a result of her election to the Board, Ms. Brown is eligible to receive cash and equity compensation commensurate with that paid to other non-employee directors under the Company’s non-employee director compensation program. Initially, Ms. Brown will receive a nonqualified stock option to purchase 25,000 shares of the Company’s common stock as of a grant date of December 5, 2007 (the “Grant Date”), the fifth business day after her election to the Board, in accordance with the terms of the Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated (the “Plan”). The Company and Ms. Brown will enter into the Company’s nonqualified stock option agreement for non-employee directors dated as of the Grant Date to evidence the stock option (the “Option Agreement”).

In accordance with the terms of the Plan, the exercise price per share of the stock option granted to Ms. Brown will be equal to the closing price of the Company’s common stock on The NASDAQ Global Market on the Grant Date. The stock option will vest and become exercisable with respect to one-third of the underlying shares on the earlier of the business day immediately preceding the date of the Company’s 2008 Annual Meeting of Stockholders or December 5, 2008, provided Ms. Brown remains in service as of such earlier date. The stock option will vest and become exercisable with respect to the remaining two-thirds of the underlying shares in pro rata quarterly installments over the next two years so that the option will be vested and exercisable in full on the earlier of the business day immediately preceding the date of the Company’s 2010 Annual Meeting of Stockholders or December 5, 2010, provided that Ms. Brown remains in service as a director of the Company during such periods. The stock option has an option period of 10 years and is subject in all respects to the terms of the Plan and the Option Agreement, including certain restrictions on exercise if Ms. Brown’s service on the Board terminates.

In addition to the Option Agreement, the Company expects to enter into an indemnification agreement with Ms. Brown in substantially the same form as it has previously entered into with the other members of the Board and its officers. Pursuant to the indemnification agreement and subject to its terms, the Company would agree to indemnify and hold harmless Ms. Brown to the fullest extent permitted by the Delaware General Corporation Law.

(e) On November 28, 2007, the Board’s compensation committee approved an amendment to the Company’s employment agreement with Jeffrey P. Brennan, the Company’s Vice President, Business and Commercial Development. As a result of the amendment, Mr. Brennan’s employment agreement, which would have expired on December 31, 2007, will continue until terminated by the Company or by him. The amendment is designed to conform this provision of Mr. Brennan’s employment agreement with the comparable provision of the employment agreements of other members of the Company’s executive management team. All other terms and conditions of Mr. Brennan’s employment agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: December 4, 2007	/s/ Alan A. Musso
Alan A. Musso
Vice President, Chief Financial Officer and Treasurer